                                                                  EXHIBIT 3.1.1


                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                                    SPR INC.

                                 -------------

     SPR INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY THAT:

     FIRST: The Board of Directors of the Corporation approved and adopted the following resolution for amending its Certificate of Incorporation declaring it advisable and recommended that the amendment be submitted to the stockholders for their consideration:

          RESOLVED, that ARTICLE FOURTH part A. of the Certificate of Incorporation of the Corporation be amended in its entirety to read as follows:

          "FOURTH: A. Authorized Shares. The total number of shares of all classes of stock which the Corporation shall have authority to issue is Twenty-Eight Million (28,000,000), consisting of Twenty-Five Million (25,000,000) shares of Common Stock, $.01 par value per share (the "COMMON STOCK"), and Three Million (3,000,000) shares of Preferred Stock, $.01 par value per share (the "PREFERRED STOCK")."

     SECOND: The amendment was duly adopted in accordance with the provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware, by the written consent of all of its stockholders.

     IN WITNESS WHEREOF, SPR INC. has caused this Certificate to be executed by its President this 21st day of February, 1997.

                                        SPR INC.



                                        By:   /s/ Robert M. Figliulo
                                              ---------------------------------
                                              Robert M. Figliulo, President